EXHIBIT 99.1

SYMBOLIC LOGIC, INC. ANNOUNCES THE FINAL RESULTS OF ITS MODIFIED “DUTCH AUCTION” TENDER OFFER

ENGLEWOOD, CO—June 28, 2022—Symbolic Logic, Inc. (OTC PINK: EVOL) (“Symbolic”) announced today the final results of its modified “Dutch auction” tender offer to purchase with cash up to $9.6 million of shares of its common stock which expired one minute after 4:59 P.M. (Eastern Daylight Time) on June 23, 2022.

Based on the final count by the depositary for the tender offer, a total of 1,501,192 shares of common stock were validly tendered and not validly withdrawn at or below the price of $1.55 per share. Symbolic accepted all of these shares of common stock for purchase at the purchase price of $1.55 per share, for a total cost of $2,326,847.60, excluding fees and expenses.

“We are pleased by the outcome of this tender offer which achieved our objective of driving long-term stockholder value through the accretive return of excess cash generated by the business while maintaining a strong balance sheet position,” said Matthew Stecker, Symbolic’s Chairman and Chief Executive Officer.

The total of 1,501,192 shares of common stock accepted for purchase represents approximately 12.2 % of Symbolic’s total shares of common stock outstanding as of June 27, 2022. The depositary will promptly pay for the shares of common stock accepted for purchase pursuant to the tender offer. Symbolic will pay for shares of common stock purchased in cash, without interest, but subject to applicable withholding taxes, and will fund such purchases, together with all related fees and expenses, with cash and cash equivalents.

D.F. King & Co., Inc. is serving as information agent for the tender offer and American Stock Transfer & Trust Company, LLC is serving as the depositary for the tender offer.

About Symbolic Logic

Symbolic Logic, Inc. (OTC PINK: EVOL) is a technology research and development organization currently pursuing multiple strategic market opportunities that leverage its history as a digital marketing and activation company previously serving over a billion customers. The Company sold its two largest operating divisions in January 2022 and has entered a research and development phase. Founded in 1985, the Company has its headquarters in Englewood, Colorado.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, the Company’s plans to develop new products, its ability to successfully integrate its solutions with existing customer network systems, the Company’s business strategy and the Company’s cash runway are forward-looking statements. These statements are based on the Company’s expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements. Actual results could vary materially from these expectations. For a more extensive discussion of the Company's business, and important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s filings and reports filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact: Alice Ahern

Telephone:  1-844-732-5898